Rule 424(b)(3)

                                         File Nos. 333-114270 and 333-114270-03


PRICING SUPPLEMENT NO. 11 DATED January 26, 2005
(To Prospectus and Prospectus Supplement Dated April 21, 2004)


                          COUNTRYWIDE HOME LOANS, INC.

                           Medium-Term Notes, Series M

                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                        COUNTRYWIDE FINANCIAL CORPORATION
                               Floating Rate Notes



Trade Date:                January 26, 2005                   Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       January 31, 2005   Principal Amount:     $585,000,000
Stated Maturity Date:      January 31, 2006   Net Proceeds:         $584,707,500
                                              Specified Currency:   U.S. Dollars


     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                  Cost of Funds Rate

     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |X| LIBOR |_| Other
                          [Telerate Page 7051]             [Telerate Page  ]
                          [Telerate Page 7052]             [Reuters Page  ]

                            |_|  Weekly Average            [Currency: ]
                            |_|  Monthly Average]

Exchange Rate Agent:       N/A


Minimum Denomination:      $1,000
Maximum Interest Rate:                 N/A
Initial Interest Rate:     2.81%
Minimum Interest Rate:                 N/A
Interest Factor Convention:            N/A
Interest Determination Dates:  Two London Business Days
                               prior to each Interest
                               Payment Date
Index Maturity:            3 months
Spread Multiplier:                     N/A
Spread (plus or minus):    plus 8 basis points
Interest Reset Dates:      Same as Interest Payment Dates
Interest Payment Dates:    April 29, 2005, July 29, 2005,
                           October 31, 2005, and January
                           31, 2006
Fixed Rate Commencement Date:          N/A
Fixed Interest Rate:                   N/A
     Agents: Countrywide Securities Corp., Goldman, Sachs & Co, Lehman Brothers, J.P. Morgan Securities, Inc., ABN AMRO Inc., Banc of America Securities LLC, Barclays Capital Inc., Wachovia Securities Inc., BNP Paribas Securities Corp.

Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:


     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |x| The Notes cannot be redeemed prior to maturity. |x| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                         Optional Repayment Dates:
     Initial Redemption Percentage:

     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|


Additional/Other Terms:             N/A

         The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of September 30, 2004, Countrywide Financial Corporation did not have any secured indebtedness outstanding, and Countrywide Home Loans had $7,457,264,601 of secured indebtedness outstanding, including $6,222,203,395 of intercompany borrowings, the underlying collateral of which was in turn pledged by an affiliate for secured liquidity notes issued by that entity. As of that date, Countrywide Home Loans had $24,153,170,986 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.